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                                                                      EXHIBIT 21

       LIST OF SUBSIDIARIES AND THEIR COUNTRY OF INCORPORATION/OPERATION


 .  iProcure, Inc.                                       United States of America

 .  Datastream Systems International, Inc.               United States of America

 .  Datastream FSC, Inc.                                 U.S. Virgin Islands

 .  SQL Group, B.V.                                      The Netherlands

 .  Datastream Systems, BV                               The Netherlands

 .  Datastream Systems (UK), Ltd.                        The United Kingdom

 .  Datastream, SA                                       France

 .  SQL System Participates, BV                          The Netherlands

 .  SQL Systems Deutschland, GmbH                        Germany

 .  Datastream Systems, GmbH                             Germany

 .  Datastream Insta Holding GmbH                        Germany

 .  Datastream Systems GmbH & Co. KG                     Germany

 .  Asystum Participations, BV                           The Netherlands

 .  Datastream Systems Ireland Ltd.                      Ireland

 .  Sikasso Pte Ltd.                                     Singapore

 .  Datastream-SIS Pte Ltd.                              Singapore

 .  Datastream Systems Pty Ltd.                          Australia

 .  Computec Sistemas S.A.                               Argentina

 .  Datastream Systems de Mexico S.A. de C.V.            Mexico

 .  Datastream Servicios Mexicanos, S. de R.L. de C.V.   Mexico

 .  Datastream Systems do Brasil Ltda.                   Brazil